Buenos Aires, August 16, 2016

COMISIÓN NACIONAL

DE VALORES

MERCADO DE VALORES

DE BUENOS AIRES

Nota LegCorp N° 100/16

Ref.: Relevant Fact. Enargas Approval

Dear Sirs:

  I am writing to the National Securities Commission and the Buenos Aires Stock Market in my capacity as Responsible of Market Relations of Pampa Energía S.A. (“Pampa” or the “Company”) to inform that the Argentine Gas Regulatory Agency (Ente Nacional Regulador del Gas) has approved the following transactions:

•    Acquisition by the Company of the corporate stock that Petrobras Participaciones S.L. had in Petrobras Argentina S.A. (“Petrobras”) and, indirectly, 50% of the corporate stock of Compañia de Inversiones de Energía S.A. (“CIESA”); and

•    Acquisition by Grupo Inversor Petroquímica S.A., WST S.A. and PCT LLC of (i) all the corporate stock of PEPCA S.A. (owner of 10% of CIESA); and (ii) the rights and sole beneficiary of the Ciesa Trust (that represents 40% of the corporate stock of CIESA).

Sincerely yours,

_____________________

María Agustina Montes

Responsible of Market Relations